Exhibit 99.1

To: Dr. Dani Bolognesi

From: Jeff Lipton, Chairman of the Board

Letter Agreement of Retirement

Trimeris, Inc. ("Company") hereby requests that you elect to retire effective on March 16, 2007. If you agree, and upon execution of the attached settlement and release, your retirement will also be considered to be a termination without cause pursuant section 5(a)(i) of your Executive Employment Agreement with the Company dated March 9, 2007 ("Employment Agreement") and accordingly you will be entitled to all the benefits of that Employment Agreement in addition to the benefits due to you as a result of your retirement including the opportunity to exercise vested options for the full term of the options as provided under the Company's Retiree Benefits plan.

In addition, on June 22, 2007, you will be fully vested in the restricted shares of Trimeris common stock that were granted to you in June 2004. In connection with the Employment Agreement you will be granted 50,000 shares of restricted stock as soon as practicable; these shares will vest 100% on March 16, 2009, the two-year anniversary of the effective the date of your retirement.

During the period from the date of this Letter Agreement to your retirement, you agree to continue to serve as Chief Executive Officer and Chief Scientific Officer. In addition, you agree to remain a member of the Company's Board of Directors until the 2007 Annual Meeting of Shareholders.

After you retirement, you agree to be available to the Company as a scientific consultant until March 16, 2009. You will receive no additional compensation for performing these consulting services; however, you will be fully reimbursed for any reasonable expenses that you incur as a result of such consulting.

Accepted and agreed
_/s/ Jeffrey M. Lipton ___	_ /s/ Dr. Dani Bolognesi___
Jeffrey M. Lipton	Dr. Dani Bolognesi
Chairman of the Board

3/14/07	3/14/07
Date	Date